Exhibit 99.1

Philips Selects InterDigital's Advanced HSDPA Technology For Its 3G Platform; Integrated Solution Offers High Data Rate Capability, Efficient Power Control and Rapid Time-to-Market

    KING OF PRUSSIA, Pa.--(BUSINESS WIRE)--Aug. 3, 2005--InterDigital Communications Corporation (Nasdaq:IDCC), a leading designer, developer and provider of wireless technology and product platforms, today announced an agreement with the semiconductor division of Royal Philips Electronics (NYSE: PHG, AEX: PHI) to bring InterDigital's HSDPA technology into the family of Nexperia cellular system solutions. HSDPA (High Speed Downlink Packet Access) technology will provide to mobile phones and other mobile devices a fast, cost-effective way to download email, music and video content and to surf the web.
    InterDigital offers its standards-compliant HSDPA solution as a set of technology blocks for incorporation into existing UMTS Release 99/Release 4 chips or as a separate coprocessor chip for initial deployment. The advanced receiver-based technology solution supports Category 10 functionality, efficient power control and delivers quality of service enhancements and is scalable to Release 6 of the standard, High Speed Uplink Packet Access (HSUPA) technology.
    Philips is a long-term, high-volume supplier of full semiconductor system solutions for cellular phones, from ultra low-cost GSM-only handsets to multimedia-rich EDGE and UMTS feature and smart phones. These system solutions contain all the ICs and the system software. Via the Nexperia Partner Program, Philips brings IP (Intellectual Property) or software from 3rd parties into these system solutions, which is complementary to its own IP, to make the solutions more complete or versatile or to optimize time to market.
    HSDPA technology is an optional upgrade available for WCDMA/UMTS networks and terminals. It offers a seven-fold increase in theoretical data speeds (14Mbps) for the downlink compared to today's WCDMA networks (2Mbps). In real life, these theoretical maximum data rates are rarely achieved, but the practical performance of HSDPA can be compared with current ADSL broadband, whereas WCDMA is more comparable to basic ISDN. HSDPA not only offers higher raw data rates but also it is much better designed to handle IP traffic. Therefore, end-users will experience faster response times and shorter download times. They can also download packet-data over HSDPA at the same time as having a speech call.

    About InterDigital

    InterDigital designs, develops and provides advanced wireless technologies and products that drive voice and data communications. The company offers technology and product solutions for wireless applications that deliver time-to-market and cost advantages, as well as performance improvements and product differentiation opportunities for its customers. InterDigital has a strong portfolio of patented technologies covering 2G, 2.5G, 3G and 802 standards, which it licenses worldwide. For more information, please visit InterDigital's web site: www.interdigital.com. InterDigital is a registered trademark of InterDigital Communications Corporation. All other trademarks are the property of their respective owners.

    CONTACT: InterDigital Communications Corporation
             Media Contact:
             Dawn Goldstein, 610-878-7800
             dawn.goldstein@interdigital.com
                 or
             Investor Contact:
             Janet Point, 610-878-7800
             janet.point@interdigital.com